OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

AMENDED
CERTIFICATE OF INCORPORATION

WHEREAS, *the Amended Certificate of Incorporation of*

US HIGHLAND, INC.

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, I *hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

Filed in the city of Oklahoma City this
3rd day of April, 2012.

Secretary of State

AMENDED
CERTIFICATE OF INCORPORATION
(After Receipt of Payment of Stock)

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certificates:

FIRST: The name of the corporation is: *US HIGHLAND, INC.*

SECOND: The name and address of the registered agent and the street address in the State of Oklahoma is: Charles Harwell at 7401 East 46th Place, Tulsa, Oklahoma, 74145.

THIRD: The duration of the corporation is perpetual.

FOURTH: Authorized Capital: 100,000,000 shares of common stock, par value of $0.01 per share.

FIFTH: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of Oklahoma this Amended Certificate of Incorporation to the (this "Amendment") to combine each thirty (30) outstanding shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock"), into one (1) validly issued, fully paid and non-assessable share of Common Stock; and (ii) declaring this Amendment to be advisable, submitted to and considered by the Stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company's Amended Certificate of Incorporation (the "Certificate of Incorporation") and Section 1077 of the General Corporation Law of the State of Oklahoma (the "OKGCL") and recommended for approval by the Stockholders of the Corporation.

That the authorized capital of the Corporation shall not be reduced under or by reason of this Amendment.

That upon the effectiveness of this Amendment, the Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of ARTICLE IV of the Certificate of Incorporation:

As of 5:00 p.m. (eastern time) on March 20, 2012 (the "Effective Time"), each thirty (30) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the "Reverse Stock Split"). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record, who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an "Old Certificate") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

04/03/2012 04:38 PM
OKLAHOMA SECRETARY OF STATE
SOS

RECEIVED
MAR 27 2012
OKLAHOMA SECRETARY OF STATE

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Amended Certificate of Incorporation to be execution by John R. Fitzpatrick, III, its duly authorized President and Principal Executive Officer this 19th day of March, 2012.

By: [signature]
John R. Fitzpatrick, III
President and Chief Executive Officer